Exhibit 21.1

List of Significant Subsidiaries	Jurisdiction of Incorporation or Organization
BP Brazil US Subco LLC	Delaware
Brookfield Power US Holding America Co.	Delaware
Isagen S.A. E.S.P.	Colombia